UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

WATERMARK LODGING TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

IMPORTANT INFORMATION FOR WATERMARK LODGING TRUST STOCKHOLDERS A copy of the Proxy Statement relating to the transaction described herein accompanies this brochure and is also available for free at sec.gov and watermarklodging.com. You are urged to read the Proxy Statement and the documents incorporated by reference in it because they contain important information. Your Board of Directors requests your approval of a proposal to merge with private real estate funds managed by affiliates of Brookﬁeld Asset Management Please vote by September 8, 2022

COMMON STOCK TRANSACTION CONSIDERATION All-cash transaction at a premium of over 7.5% to most recently published Net Asset Values: • WLT Class A stockholders will receive $6.768 per share • WLT Class T stockholders will receive $6.699 per share STOCKHOLDER TAX IMPLICATIONS In general, a U.S. common stockholder will recognize a capital gain or loss equal to the difference (if any) between the amount of cash received for their WLT shares and the adjusted tax basis in such shares ANTICIPATED CLOSING Expected to close in 4Q 2022 subject to customary closing conditions, including WLT stockholder approval COMMON DIVIDENDS AND REDEMPTIONS Common dividend and redemption programs are suspended TRANSACTION OVERVIEW Watermark Lodging Trust to be acquired by private real estate funds managed by affiliates of Brookfield Asset Management in an all cash stockholder liquidity event

“The proposed transaction provides WLT stockholders with immediate and certain cash liquidity at a favorable valuation.” DEAR FELLOW STOCKHOLDERS, The Board of Directors of Watermark Lodging Trust, Inc. (“WLT”) has unanimously approved and is recommending that you vote “FOR” the proposal to merge with private real estate funds managed by affiliates of Brookﬁeld Asset Management (NYSE: BAM, TSX: BAM.A) (“Brookﬁeld”) in a transaction valued at approximately $3.8 billion. For each share of Class A or Class T common stock owned, you will receive cash consideration of $6.768 and $6.699, respectively. After a robust process evaluating potential strategic alternatives, we believe this proposed transaction provides our stockholders with the best risk-adjusted outcome: • The transaction creates immediate and certain cash liquidity for WLT stockholders, many of which have been invested for over eight years. • Lodging industry challenges and broader economic concerns, including recessionary risks, have created additional unpredictability for WLT’s continued business recovery from the impact of the COVID-19 pandemic. • Brookﬁeld’s offer, which was the highest offer received, is at a favorable valuation when compared to precedent lodging real estate transactions and represents a premium of over 7.5% to our most recently released NAVs as of December 31, 2021. • The common stock transaction consideration is superior to the value that could be achieved in a public listing or IPO in the current capital markets environment given the implied NAV discount at which public lodging REITs currently trade. In this brochure we have provided you with important information regarding the proposed merger as well as answers to some of the questions that you may have. We encourage you to read the entire brochure as well as the accompanying Proxy Statement. The proposed transaction is subject to various closing conditions, including approval by WLT stockholders, and cannot be assured. Your vote is very important regardless of the number of shares you own. Please vote FOR the approval of the merger proposal by phone at (800) 690-6903, on the internet at www.proxyvote.com, or return your proxy card by mail today. If you do not vote, the effect will be the same as voting AGAINST the merger. If you have any questions regarding the proposed transaction, or if you need assistance with voting, please feel free to contact Broadridge Investor Communication Solutions, Inc., which has been retained to answer any questions you may have. You can reach them at (866) 407-1557. This ultimate stockholder liquidity event is the result of a fulsome review of strategic alternatives by our management team and Board of Directors that included industry- leading ﬁnancial and legal advisors. We are pleased to provide you with cash liquidity at a favorable valuation in today’s environment, after the unprecedented impact COVID-19 had on our industry and business. On behalf of the Board of Directors and our management team, thank you for your investment in and support of Watermark Lodging Trust. With best regards, Michael G. Medzigian Chairman and Chief Executive Officer WATERMARK LODGING TRUST

4 WLT STOCKHOLDER LIQUIDITY EVENT Proposed transaction to provide immediate cash liquidity for WLT stockholders, many of whom, including stockholders of legacy Carey Watermark Investors (“CWI-1”), have held their investment for over 8 years 2010 2012 2014 2016 2018 2020 2022 SEPTEMBER 2010 CWI-1 commences initial public offering MAY 2014 CWI-2 commences initial public offering SEPTEMBER 2013 CWI-1 closes initial offering raising $575 million JULY 2017 CWI-2 closes initial offering raising $851 million DECEMBER 2014 CWI-1 closes follow-on offering raising $577 million MAY 2022 WLT announces merger agreement with Brookﬁeld APRIL 2020 CWI-1 and CWI-2 complete merger and management internalization to create Watermark Lodging Trust

5 WATERMARK LODGING TRUST PROPOSED TRANSACTION MITIGATES FUTURE RISKS Current lodging industry challenges and broader economic concerns have created additional unpredictability for WLT’s business including the resumption of common dividends and additional NAV appreciation in the near term 5 MACRO ENVIRONMENT Additional headwinds and uncertainty in the near term including: • Increase in cost of capital due to rising interest rates • Economic recessionary concerns • Outbreak of hostilities in Ukraine impacting capital markets • Trading trends of publicly traded lodging REITs WLT PATH TO RECOVERY Milestones that would need to be met to reinstate common dividend and redemption program: • Improve hotel cash ﬂows to cover operations and meet lender-required thresholds • Re-establish adequate hotel cash balances and reserves • Address upcoming mortgage maturities; over $900 million maturing in next 12 months in a rising interest rate environment exempliﬁed by lender caution • Common dividends and redemptions are subordinate to preferred Series B preferred shares, ~$230 million outstanding LODGING INDUSTRY RECOVERY Signiﬁcant uncertainty regarding the pace of recovery remains including: • Return of group and business travel demand • Remote and hybrid work-from-home policies • International travel restrictions and sentiment • Supply chain disruptions • Labor and wage challenges • Other inﬂationary challenges 5

Engaged experienced industry experts 6 WLT conducted a robust and comprehensive process when reviewing potential strategic alternatives Evaluated various strategic alternatives and timing including outright sale, IPO, direct listing, strategic or SPAC merger and status quo Outright sale was determined to provide the best risk-adjusted outcome for WLT stockholders Substantial outreach and interest from a wide range of investors with multiple rounds of competitive bidding Superior Brookﬁeld Offer • Highest price • All cash • Financial resources and committed financing • Proven ability to complete a large acquisition of a public company REVIEW OF STRATEGIC ALTERNATIVES

WATERMARK LODGING TRUST

PREMIUM TO NET ASSET VALUES

Per Share	Class A	Class T
Brookfield Transaction Consideration	**$6.768**	**$6.699**
Net Asset Values as of December 31, 2021	$6.29	$6.22
Implied Consideration Premium	*Over 7.5%*	*Over 7.5%*
Adj. NAV Net of Transaction Costs[1]	$5.91	$5.84
Implied Consideration Premium	*Over 14.5%*	*Over 14.5%*

1. Represents the reported Net Asset Values as of December 31, 2021, as adjusted to account for (a) the exercise of the call option to cash out outstanding warrants in the proposed merger ("Adjusted NAV" of $6.50 per share blended) and (b) the estimated costs of $143 million required to consummate the proposed merger, resulting in an estimated Adj. Net Asset Value Net of Transaction of $5.89 per share blended. This amount was further adjusted for the paid broker dealer fees of approximately $4,198,641 attributable to Class T stockholders for the stockholder servicing and distribution fees paid on their behalf since distributions were suspended in March 2020, resulting in an estimated Adjusted Net Asset Value Net of Transaction Costs of $5.91 per share and $5.84 per share for Class A and Class T stockholders, respectively. See the section entitled "Opinion of Our Financial Advisor – Net Asset Value Analysis" in the Proxy Statement filed by WLT.

FAVORABLE VALUATION

Public Listing Discount

The common stock transaction consideration is a premium of **20%-35%** to an estimated WLT value per share in a public listing based on recent peer set trading levels[2]

Trading Price Discount to Consensus NAV[2]	WLT Implied Per Share Trading Value[3]
Bottom Quartile / (23.3%)	$4.99
Top Quartile / (15.0%)	$5.52
WLT Transaction Consideration Class A / Class T	**$6.768 / $6.699**
WLT Implied Premium	**20% - 35%**

Precedent M&A Transactions

The transaction value implies an Enterprise Value[5] to normalized Corporate EBITDA[6] multiple of approximately **17.7x** or a premium of **10%-23%** above select precedent transactions

Range of Corporate EBITDA Multiples for Precedent Transactions[4]	
Low	14.4x
High	16.0x
WLT Multiple	**17.7x**
WLT Implied Premium	**10% - 23%**

2. Based on closing prices on April 29, 2022, for the following publicly traded REITs, DiamondRock Hospitality Company (NYSE: DRH), Hersha Hospitality Trust (NYSE: HT), Host Hotels & Resorts, Inc. (NASDAQ: HST), Park Hotels & Resorts Inc. (NYSE: PK), Pebblebrook Hotel Trust (NYSE: PEB), Sunstone Hotel Investors, Inc. (NYSE: SHO), Xenia Hotels & Resorts, Inc. (NYSE: XHR).
3. Estimated blended per share value of WLT common stock at applicable discount of estimated Adjusted NAV of $6.50 per blended share. See the section entitled "Opinion of Our Financial Advisor – Public Trading Comparables Analysis" in the Proxy Statement filed by WLT.
4. Includes transactions with the following Acquiror/Target: Park Hotels & Resorts Inc. / Chesapeake Lodging Trust, Pebblebrook Hotel Trust / LaSalle Hotel Properties, RLJ Lodging Trust / FelCor Lodging Trust Incorporated, Bluesky Hotels and Resorts Inc. / InnVest Real Estate Investment Trust, and Blackstone Real Estate Advisors / Strategic Hotels & Resorts, Inc.. See the section entitled "Opinion of Our Financial Advisor – Select Precedent M&A Transactions Analysis" in the Proxy Statement filed by WLT.
5. Estimated enterprise value of $3.6 billion calculated by summing (i) the equity value of outstanding common stock, RSU awards and Partnership Units not held by WLT based on the applicable merger consideration, (ii) outstanding Series B preferred stock at redemption value, (iii) consolidated debt balance less cash and cash equivalents as of March 31, 2022, and (iv) the estimated price to call outstanding warrants.
6. 2019 Hotel EBITDA of WLT's 25 hotel portfolio adjusted for estimated corporate overhead costs of internalized management, resulting in a normalized Corporate EBITDA of $206 million.

7

QUESTIONS AND ANSWERS The following section addresses some frequently asked questions about the proposed transaction and the special meeting of the stockholders of Watermark Lodging Trust Q. What will a WLT common stockholder receive in the merger? A. If the proposed transaction is completed, a WLT common stockholder will receive $6.768 and $6.699 in cash for each Class A and Class T share of Watermark Lodging Trust they own, respectively. Q. What happens if the proposed transaction is not completed? A. If the transaction is not completed, WLT stockholders will not receive any payment for their common stock pursuant to the merger agreement and WLT will remain an independent company. If the merger transaction is not approved by shareholders, WLT will be required to reimburse Brookﬁeld’s expenses up to $10 million. WLT may also be required to pay Brookﬁeld a termination fee of $50 million if the WLT board changes its recommendation of the merger or WLT enters into an alternative transaction under certain circumstances. These costs are in addition to the signiﬁcant expenses incurred by WLT to pursue the proposed transaction including legal costs and solicitation expenses. Q. Why is there a difference between the consideration for Class A and Class T shares? A. The difference is attributable to the remaining amount of the shareholder servicing and distribution fees attributable to the Class T common stock. Q. When and where is the special meeting? A. The special meeting of WLT stockholders will be held at 9:00 AM CT on September 9, 2022 in a virtual- only format. Stockholders can access the meeting at www.virtualshareholdermeeting.com/WLT2022SM. Q. When is the proposed transaction expected to be completed? A. Watermark Lodging Trust and Brookﬁeld currently expect to complete the proposed transaction in 4Q 2022; however, there can be no assurance as to when, or if, the transaction will be completed. 8

WATERMARK LODGING TRUST 9 Q. What will I be voting on at the special meeting? A. As provided in the Notice of Special Meeting of Stockholders, WLT stockholders are requested to vote on three proposals: (i) to approve the merger proposal, (ii) to approve, on a non-binding, advisory basis, the advisory compensation proposal and (iii) to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal. Q. Will a proxy solicitor be used? A. Yes, WLT has contracted with Broadridge Investor Communication Solutions, Inc. in the distribution of proxy materials and the solicitation of proxies. Q. What vote is required to approve the proposed transaction? A. An affirmative vote of at least a majority of the outstanding Watermark Lodging Trust common stock is required to approve the proposed transaction. Q. What do I need to do now? A. You should carefully read and consider the information contained in the Proxy Statement, including its exhibits. It contains important information about the factors that the Watermark Lodging Trust Board of Directors considered in evaluating whether to approve the proposed transaction. How to vote: • By internet: www.proxyvote.com • By telephone: (800) 690-6903 • By mail: please mark, sign and date the accompanying proxy card and return it in the enclosed postage paid return envelope. Your vote must be received by September 8, 2022 if you do not plan on attending the special meeting virtually. If your shares are held by a broker, bank or other nominee, follow the voting instructions provided by your broker, bank or other nominee. The Watermark Lodging Trust Board of Directors recommends voting “FOR” the approval of the merger proposal. Q. What happens if I do not vote for the proposed transaction? A. Your vote is important, regardless of the number of shares you own. The proposed transaction cannot be completed without WLT stockholder approval. A WLT stockholder not voting will have the same effect as a vote against the merger proposal.

Q. Once I have voted, can I change my vote? A. Yes. You can change your vote at any time before your shares are voted at the special meeting. You can revoke your proxy in four ways: • notify the Corporate Secretary of Watermark Lodging Trust in writing; • mail a new proxy card dated after the date of the proxy you wish to revoke; • submit a later-dated proxy by telephone or over the internet by following the instructions on your proxy card; or • attend the special meeting and vote your shares electronically. Merely attending the special meeting will not constitute revocation of your proxy. If your shares of Watermark Lodging Trust are held through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote. Q. Once the proposed transaction is completed, how will I receive my cash consideration? A. WLT stockholders will receive payment in the form of a check to their address of record or paid to alternate distribution instructions if established on the account. If shares are held in a custodial or broker-controlled account, payment will be made to the custodian or broker, as applicable. Q. Will WLT stockholders have to pay U.S. federal income taxes as a result of the merger? A. In general, a U.S. common stockholder will recognize a capital gain or loss equal to the difference (if any) between the amount of cash received for their WLT shares and the adjusted tax basis in such shares. Q. Who can help answer my questions? A. If you have more questions about the proposed transaction, please contact: WLT’s Investor Relations Department Telephone: (855) WLT REIT (958-7348) Email: IR@watermarklodging.com or Broadridge Investor Communication Solutions, Inc. Telephone: (866) 407-1557 10

Additional Information and Where to Find It This communication relates to the proposed merger transaction involving the Company. In connection with the proposed transaction, the Company has ﬁled relevant materials with the Securities and Exchange Commission, including a proxy statement on Schedule 14A ﬁled onJune 15, 2022 (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may ﬁle with the SEC and send to the Company’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents ﬁled by the Company with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents ﬁled by the Company with the SEC will be available free of charge on the Company’s website at www.watermarklodging.com, or by contacting the Company’s Investor Relations Department at (855) WLT REIT (958-7348). Participants in the Solicitation The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K/A for the year ended December 31, 2021, which was ﬁled with the SEC on April 27, 2022, and subsequent documents ﬁled with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is also be included in the Proxy Statement and other relevant materials ﬁled with the SEC. Investors should read the Proxy Statement carefully before making any voting or investment decisions. Forward-Looking Statements The forward-looking statements contained in this communication, including statements regarding the proposed transaction and the timing and beneﬁts of such transaction, are subject to various risks and uncertainties. Although the Company believes the expectations reﬂected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that such expectations will be achieved. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identiﬁable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of the Company to differ materially from future results, performance or achievements projected or contemplated in the forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisﬁed within the expected time frame or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Agreement and Plan of Merger relating to the proposed transaction, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) the possible failure of the Company to maintain its qualiﬁcation as a REIT, and (v) those additional risks and factors discussed in reports ﬁled with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in the Company’s most recently ﬁled Annual Report on Form 10-K/A, as updated by subsequent Quarterly Reports on Form 10-Q and other reports ﬁled with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements. WATERMARK LODGING TRUST 11

HOW TO VOTE If you do not vote, the effect will be the same as voting against the proposed transaction. INTERNET 1. Go to www.proxyvote.com 2. Please have your proxy card/voting instruction form available 3. Follow the simple instructions If you have any questions or need assistance in completing your proxy card, please call Broadridge Investor Communications Solutions, Inc. at (866) 407-1557 Your vote must be received by September 8, 2022 if you don’t plan to attend the Special Meeting virtually. Your vote is important. Please act promptly. QR CODE 1. Scan QR code with mobile device 2. Please have your proxy card/voting instruction form available 3. Follow the simple instructions TELEPHONE Call toll free (800) 690-6903 There is no charge for this call; please have your proxy card/voting instruction form in hand. MAIL Please mark, sign and date the accompanying proxy card and return it in the enclosed postage paid return envelope. If you sign and return the proxy card without indicating your choices, you will have been deemed to have voted in favor of the transaction.